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                                                                     EXHIBIT 8.1



                      LETTERHEAD OF HOGAN & HARTSON L.L.P.






                                   August 10, 1998



Equity Office Properties Trust
Two North Riverside Plaza
Chicago, Illinois  60606


Ladies and Gentlemen:


     We have acted as special tax counsel to Equity Office Properties Trust (the "Company"), a Maryland real estate investment trust, in connection with the registration by the Company of up to 6,000,000 5.25% Series B Convertible, Cumulative Preferred Shares of beneficial interest, par value $.01 per share, $50.00 liquidation preference per share (the "Offered Shares") which may be offered and sold from time to time by certain holders (the "Selling Shareholders"), as more fully described in the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement," which includes the "Prospectus").
In connection with such registration, we have been asked to provide you with an opinion regarding certain federal income tax matters related to the Company. Unless otherwise defined herein or the context hereof otherwise requires, each term used herein with initial capitalized letters has the meaning given to such term in the Prospectus.

BASES FOR OPINIONS

     The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and administrative determinations of the Internal Revenue Service (the "IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, that might result in material modifications of our opinions. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction or of a contrary position by the IRS or the Treasury Department in




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Equity Office Properties Trust
August 10, 1998
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regulations or rulings issued in the future.  In this regard, although we believe that our opinions set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

     In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following:
(1) the Prospectus; (2) the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of July 3, 1997, as amended to the date hereof; (3) the Articles of Amendment and Restatement of Declaration of Trust of the Company dated as of July 8, 1997, as amended to the date hereof (the "Declaration of Trust") and, with respect to each series of Preferred Shares of the Company, the Articles Supplementary establishing and fixing the rights and preferences of such series of preferred shares; (4) the agreements of limited partnership, as amended to the date hereof, of each of the Opportunity Partnerships; (5) the form of partnership agreement or limited liability company operating agreement, as applicable, used by Operating Partnership and/or the Opportunity Partnerships to organize and operate the partnerships and limited liability companies in which one or more of the Opportunity Partnerships owns an interest (collectively, the "Partnership Subsidiaries"); (6) the articles of organization and stock ownership records of each corporation in which one or more of the Operating Partnership or the Opportunity Partnerships owns stock, directly or indirectly, including BeaMetFed, Inc., Equity Office Properties Management Corp., EOP Office Company, Beacon Properties Management Corporation, Beacon Design Corporation and Beacon Construction Company, Inc. (collectively, the "Corporate Entities"); (7) stock ownership information for Tenant Services Corp.; and (8) other necessary documents as we have deemed necessary in order to render the opinions set forth in this letter. The opinions set forth in this letter also are premised on certain written representations of (i) each of the ZML REITs and each of the Opportunity Partnerships contained in a letter to us dated July 7, 1997, which letter was reconfirmed to us by the Company, as the successor to the ZML REITs, as of the date hereof, regarding the assets, operations and activities of each of the ZML REITs prior to July 11, 1997 and (ii) the Company and the Operating Partnership contained in a letter to us dated as of the date hereof, regarding the assets, operations and activities of the Company and the Operating Partnership in the past and as to the contemplated assets, operations and activities of the Company in the future (collectively, the "Management Representation Letters").




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Equity Office Properties Trust
August 10, 1998
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     For purposes of rendering our opinion, we have not made an independent investigation or audit of the facts set forth in any of the above-referenced documents, including the Management Representation Letters. We consequently have relied upon representations in the Management Representation Letters that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not, however, aware of any material facts or circumstances contrary to, or inconsistent with, the representations we have relied upon as described herein or other assumptions set forth herein.

     Moreover, we have assumed that, insofar as relevant to the opinions set forth herein, (1) each of the Company, the Operating Partnership, the Opportunity Partnerships, the Partnership Subsidiaries, and the Corporate Entities in which an Opportunity Partnership owns an interest has been and will be operated in the manner described in the Prospectus and in the relevant partnership agreement, articles (or certificate) of incorporation, declaration of trust or other organizational documents; (2) as represented by the Company, there are no agreements or understandings between (a) the Company or the Operating Partnership and (b) either (i) Equity Office Holdings L.L.C., the entity that owns 100% of the voting stock of Equity Office Properties Management Corp. and EOP Office Company, or with such corporations themselves, that are inconsistent, or will be inconsistent, with Equity Office Holdings L.L.C. being considered to be both the record and beneficial owner of 100% of the outstanding voting stock of Equity Office Properties Management Corp. and EOP Office Company, or (ii) Equity Office Properties Management Corp., the entity that owns 100% of the voting stock of Beacon Properties Management Corporation, Beacon Design Corporation, and Beacon Construction Company, Inc., or with such corporations themselves that are inconsistent or will be inconsistent, with Equity Office Properties Management Corp. being considered to be both the record and beneficial owner of 100% of the outstanding voting stock of each of Beacon Properties Management Corporation, Beacon Design Corporation, and Beacon Construction Company, Inc.; (3) as represented by the Company, the Company will take measures to ensure that any services provided to tenants of the Properties by Tenant Services Corp. will be considered "usually or customarily rendered" and any other services provided to the tenants of the Properties will be either "usually or customarily rendered" or provided by an entity that qualifies as an "independent contractor" as defined in Section 856 of the Code and the Treasury Regulations thereunder; and (4) the Company is a validly organized and duly incorporated real estate investment trust under the laws of the State of Maryland, each of the Corporate Entities is a validly




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Equity Office Properties Trust
August 10, 1998
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organized and duly incorporated corporation under the laws of the state in which it is purported to be organized, Operating Partnership is a duly organized and validly existing limited partnership under the laws of the State of Delaware, each of the Opportunity Partnerships is a duly organized and validly existing limited partnership under the laws of the State of Illinois, and each of the Partnership Subsidiaries is a duly organized and validly existing partnership or limited liability company, as the case may be, under the applicable laws of the state in which it is purported to be organized.

     In our review, we have assumed that all of the representations and statements set forth in the documents that we reviewed (including the Management Representation Letters) are true and correct, and all of the obligations imposed by any such documents on the parties thereto, including obligations imposed under the Declaration of Trust, have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

Opinions

     Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

     1. the Company is organized, as of the date hereof, in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT") under the Code, and the Company's proposed method of operation (as described in the Prospectus and the Management Representation Letters) will enable the Company to continue to meet the requirements for qualification and taxation as a REIT for the taxable year ending December 31, 1998, and for subsequent taxable years; and

     2. the discussions in the Prospectus and in the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1997, as incorporated by reference in the Prospectus, each under the caption "Federal Income Tax Considerations," to the extent that they discuss matters of law or legal conclusions or purport to describe certain provisions of the federal tax laws, are correct summaries of the matters discussed therein as of the date hereof.

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Equity Office Properties Trust
August 10, 1998
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     We assume no obligation to advise you of any changes in our opinion or of any new developments in the application or interpretation of the federal income tax laws subsequent to the date of this letter. The Company's qualification and taxation as a REIT depend upon both (i) the satisfaction in the past by Beacon and the ZML REITs of the requirements for qualification and taxation as a REIT; (ii) the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code, as described in the Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to shareholders, and the diversity of its stock ownership; and
(iii) the satisfaction, at all time since the Company has owned an interest in BeaMetFed, Inc. and on a continuing basis, by BeaMetFed, Inc. of the requirements for qualification and taxation as a REIT. Hogan & Hartson L.L.P. will not review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

     In rendering the opinions herein, Hogan & Hartson L.L.P. has relied upon representations of the Company and the Operating Partnership with respect to REIT qualification matters, including those set forth in the Management Representation Letters. In addition, Hogan & Hartson L.L.P. has relied upon the representations of the Company and the Operating Partnership regarding the qualification of BeaMetFed, Inc. as a REIT.

     This letter has been prepared solely for your use in connection with the filing of the Registration Statement and should not be quoted in whole or in part or otherwise referred to, or be filed with or furnished to any governmental agency or other person, without the prior written consent of this firm. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to Hogan & Hartson L.L.P. under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.




                                                 Very truly yours,

                                                 /s/ HOGAN & HARTSON L.L.P.
                                                 -----------------------------
                                                 Hogan & Hartson L.L.P.